Delaware Investments Dividend and Income
Fund, Inc,

Proxy Results (Unaudited)
The Fund held its Annual Meeting of
Shareholders on August 19, 2004.
At the Annual Meeting, the Fund's
shareholders elected eight Directors.
The results of the voting at the meeting were as follows:

Nominee
Shares Voted For
Shares Voted Against
Shares Voted Abstain
Jude T. Driscoll
10,087,437
168,762
-
Walter P. Babich
10,071,529
184,670
-
John H. Durham
10,093,403
162,796
-
John A. Fry
10,094,254
161,945
-
Anthony D. Knerr
10,087,859
168,340
-
Ann R. Leven
10,094,688
161,511
-
Thomas F. Madison
10,093,395
162,804
-
Janet L. Yeomans
10,099,088
157,111
-